Exhibit 4.1

Privileged & Confidential

WARRANT TO PURCHASE ORDINARY SHARES

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A TRANSACTION AGREEMENT, DATED AS OF SEPTEMBER 14, 2020, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM, INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

WARRANT
to purchase
3,401,028
Ordinary Shares of
Kornit Digital Ltd.,
an Israeli Limited Company

Issue Date: September 14, 2020

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Acquisition Transaction” has the meaning ascribed to it in the Transaction Agreement.

“Affiliate” has the meaning ascribed to it in the Transaction Agreement.

“Amazon” means Amazon.com, Inc., a Delaware corporation.

“Appraisal Procedure” means a procedure in accordance with the American Institute of Certified Public Accounts, Inc. (“AICPA”) “VS Section 100 - Valuation of a Business, Business Ownership Interest, Security or Intangible Asset” and such other associated AICPA guidance as is reasonable and applicable whereby two independent appraisers, each employed by firms nationally recognized for valuation expertise and each reasonably experienced in appraising the market value of securities of size in value and characteristics of the Warrant (each a “Qualified Appraiser”), one chosen by the Company and one by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its Qualified Appraiser within fifteen (15) days after the date that the Appraisal Procedure is invoked. If within thirty (30) days after receipt by each party of the notices appointing the two Qualified Appraisers, such appraisers are unable to agree upon the amount in question, a third Qualified Appraiser shall be chosen within ten (10) days after the end of such thirty (30)-day period by: (i) the mutual consent of such first two appraisers; or (ii) if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of Qualified Appraisers. If any appraiser initially appointed shall, for any reason, be unable to serve, a successor Qualified Appraiser shall be appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed. In the event a third appraiser is appointed, the decision of such third appraiser shall be given within thirty (30) days after such appraiser’s selection. If three appraisers are appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then (a) the determination of such appraiser shall be excluded, (b) the remaining two determinations shall be averaged and (c) such average shall be binding and conclusive upon the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive upon the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne fifty percent (50%) by the Company and fifty percent (50%) by the Warrantholder.

“Assumed Payment Amount” has the meaning ascribed to it in Section 12(iii).

“Board of Directors” means the board of directors of the Company.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” has the meaning ascribed to it in the Transaction Agreement.

“Cash Exercise” has the meaning set forth in Section 3(ii).

“Cashless Exercise” has the meaning set forth in Section 3(ii).

“Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the VWAP for the Ordinary Shares for the thirty (30) Trading Days immediately preceding such exercise date over (y) the Exercise Price, and (ii) the denominator of which is the VWAP for the Ordinary Shares for the thirty (30) Trading Days immediately preceding such exercise date.

“Company” means Kornit Digital Ltd., an Israeli limited company.

“Confidentiality Agreement” has the meaning ascribed to it in the Transaction Agreement.

“Designated Company Office” has the meaning set forth in Section 3(ii).

“Distribution” has the meaning set forth in Section 12(ii).

“DTC” has the meaning ascribed to it in the Transaction Agreement.

“DWAC” has the meaning ascribed to it in the Transaction Agreement.

“Equity Interests” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Period” has the meaning set forth in Section 3(ii).

“Exercise Price” means $59.26.

“Expiration Time” has the meaning set forth in Section 3(ii).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting reasonably, in good faith and evidenced by a written notice delivered promptly to the Warrantholder (which written notice shall include certified resolutions of the Board of Directors in respect thereof). If the Warrantholder objects in writing to the Board of Director’s calculation of fair market value within ten (10) Business Days after receipt of written notice thereof, and the Warrantholder and the Company are unable to agree on the fair market value during the ten (10)-day period following the delivery of the Warrantholder’s objection, the Appraisal Procedure may be invoked by either the Company or the Warrantholder to determine Fair Market Value by delivering written notification thereof not later than the thirtieth (30th) day after delivery of the Warrantholder objection. For the avoidance of doubt, the Fair Market Value of cash shall be the amount of such cash.

“GKH” has the meaning set forth in Section 7(ii).

“Initial Warrant” means the Warrant to Purchase Ordinary Shares issued by the Company to NV Investment Holdings, dated January 10, 2017, as amended.

“Issue Date” means the issue date of this Warrant.

“ITA” has the meaning set forth in Section 7(ii).

“Market Price” means, with respect to the Ordinary Shares or any other security, on any given day, the last sale price, regular way or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Ordinary Shares or of such security, as applicable, on The NASDAQ Global Select Market on such day. If the Ordinary Shares or such security, as applicable, are not listed on The NASDAQ Global Select Market as of any date of determination, the Market Price of the Ordinary Shares or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares or such security, as applicable, are so listed or quoted, or if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Ordinary Shares or such security, as applicable, are so listed or quoted, or if the Ordinary Shares or such security, as applicable, are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Ordinary Shares or such security, as applicable, in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or if that bid price is not available, the Market Price of the Ordinary Shares or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Ordinary Shares or such security. For the purposes of determining the Market Price of the Ordinary Shares or any such security, as applicable, on the Trading Day preceding, on or following the occurrence of an event, (a) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the applicable exchange, market or organization, or if trading is closed at an earlier time, such earlier time and (b) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Master Purchase Agreement” means the Master Purchase Agreement, dated as of May 1, 2016, as amended and as it may be further amended from time to time, by and between the Company and Amazon Corporate LLC, including all annexes, schedules and exhibits thereto.

“New Application” means new finished printed matter that was not printed prior to the Issue Date such as, without limitation, shoes, bags or printing on polyester.

“New Business” means a line of Products that were not purchased by Amazon prior to the Issue Date of this Warrant. For the avoidance of doubt, any Products from the Avalanche and the Atlas printing system families as of the date hereof, and their related inks and spare parts, are not considered New Business. Notwithstanding the aforementioned, New Applications printed on an Avalanche or Atlas printing system families will be considered to be New Business. In addition, other products that are not printing systems including, without limitation dryers, cutters, folding machines and Work-Flow, will be considered to be New Business.

“New Invoices” means invoices in respect of orders for New Business or Old Business; provided, that “New Invoices” shall not include any invoices in part or whole, the payment of which such part or whole is deemed a “Vesting Event” (as defined in the Initial Warrant).

“NV Investment Holdings” means Amazon.com NV Investment Holdings LLC, a Nevada limited liability company.

“Old Business” means any line of Products (including systems, inks, consumables and spare parts) that were purchased by Amazon prior to the Issue Date of this Warrant.

“Ordinary Shares” means the Company’s ordinary shares, par value NIS 0.01 per share.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Principal Trading Market” means the trading market on which the Ordinary Shares, or any successor security thereto, are primarily listed and quoted for trading, and which, as of the Issue Date is The NASDAQ Global Select Market.

“Products” has the meaning ascribed to it in the Master Purchase Agreement.

“Repurchases” means any transaction or series of related transactions to purchase Equity Interests of the Company or any of its subsidiaries by the Company or any subsidiary thereof for a purchase price greater than the Market Price, whether pursuant to any tender offer or exchange offer (whether or not subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder), open market transactions, private negotiated transactions or otherwise, and in each case, whether for cash, Equity Interests of the Company, other securities of the Company, evidence of indebtedness of the Company or any other Person or any other property (including Equity Interests, other securities or evidence of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding; provided that “Repurchases” shall not include any purchases of Equity Interests of the Company or any subsidiary by the Company or any subsidiary thereof pursuant to and in compliance with the requirements of Rule 10b-18 under the Exchange Act.

“SDNY” has the meaning set forth in Section 15.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Share Delivery Date” has the meaning set forth in Section 4(i).

“Subject Adjustment” has the meaning set forth in Section 12(vi).

“Subject Record Date” has the meaning set forth in Section 12(vi).

“subsidiary” has the meaning ascribed to it in the Transaction Agreement.

“Tax Audit” has the meaning set forth in Section 7(ii).

“Trading Day” means a day on which the Principal Trading Market is open for trading.

“Transaction Agreement” means the Transaction Agreement, dated as of the date hereof, as it may be amended from time to time, by and between the Company and Amazon, including all annexes, schedules and exhibits thereto.

“Transaction Documents” has the meaning ascribed to it in the Transaction Agreement.

“Vesting Event” means a Vesting Event for New Business or a Vesting Event for Old Business, as applicable. For the avoidance of doubt, (i) Vesting Events shall stop occurring once the total number of Warrant Shares authorized under Section 2 has vested pursuant to Vesting Events, (ii) if a given Vesting Event would cause the number of shares vested to increase over this threshold, then only the number of shares up to and including the total number of Warrant Shares authorized under Section 2 shall vest during the final such Vesting Event, and (iii) the number of Warrant Shares that will vest pursuant to a Vesting Event is subject to adjustments as provided herein.

“Vesting Event for New Business” means with respect to increments of 48,587 Warrant Shares, each time at which Amazon and/or any of its Affiliates have collectively made gross payments totaling $5 million to the Company and/or any of its Affiliates in connection with New Invoices in respect of orders for New Business, until such time as Amazon and/or any of its Affiliates have collectively paid $150 million to the Company and/or any of its Affiliates in connection with the New Invoices in respect of orders for New Business.

“Vesting Event for Old Business” means with respect to increments of 38,869 Warrant Shares, each time at which Amazon and/or any of its Affiliates have collectively made gross payments totaling $5 million to the Company and/or any of its Affiliates in connection with New Invoices in respect of orders for Old Business, until such time as Amazon and/or any of its Affiliates have collectively paid $250 million to the Company and/or any of its Affiliates in connection with New Invoices in respect of orders for Old Business.

“VWAP” means the volume weighted average price per share of the Ordinary Shares on The NASDAQ Global Select Market (as reported by Bloomberg L.P. (or its successor) or, if not available, Dow Jones & Company Inc., or if neither is available, by another authoritative source mutually agreed by the Company and Amazon) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day.

“Warrant” means this Warrant, issued pursuant to the Transaction Agreement.

“Warrant Shares” has the meaning set forth in Section 2.

“Warrantholder” has the meaning set forth in Section 2.

2. Number of Warrant Shares; Exercise Price. This certifies that, for value received, NV Investment Holdings or its permitted assigns (the “Warrantholder”) is entitled, upon the terms hereinafter set forth, to acquire from the Company, in whole or in part, up to a maximum aggregate of 3,401,028 fully paid and nonassessable Ordinary Shares (the “Warrant Shares”), at a purchase price per Ordinary Share equal to the Exercise Price. The Warrant Shares and the Exercise Price are subject to adjustment and/or may be supplemented by or converted into other Equity Interests as provided herein, and all references to “Ordinary Shares,” “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment, supplement and/or conversion or series of adjustments, supplements or conversions.

3. Exercise of Warrant; Term; Other Agreements; Cancelation.

(i) Promptly following the occurrence of a Vesting Event, the Company shall deliver to the Warrantholder a Notice of Vesting Event in the form attached as Annex A hereto; provided that neither the delivery, nor the failure of the Company to deliver, such Notice of Vesting Event shall affect or impair the Warrantholder’s rights or the Company’s obligations hereunder.

(ii) Subject to Section 2, Section 12(iv), Section 13 and Section 14, the right to purchase Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time, from and after the applicable Vesting Event, but in no event later than 5:00 p.m., New York City time, on the 5-year anniversary of the date that is the earlier of (A) January 10, 2022 or (B) the date at which Amazon and/or any of its Affiliates have collectively made gross payments totaling $150 million to the Company and/or any of its Affiliates in connection with invoices in respect of orders placed under the Master Purchase Agreement (such time, the “Expiration Time” and such period from and after the applicable Vesting Event through the Expiration Time, the “Exercise Period”), by (a) the surrender of this Warrant and the Notice of Exercise attached as Annex B hereto, duly completed and executed on behalf of the Warrantholder, to the Company in accordance with Section 18 (or such other office or agency of the Company in the United States as it may designate by notice to the Warrantholder in accordance with Section 18 hereof (the “Designated Company Office”)), and (b) payment of the Exercise Price for the Warrant Shares thereby purchased by, at the sole election of the Warrantholder, either: (i) tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company (such manner of exercise, a “Cash Exercise”) or (ii) without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in two or more parts, as applicable) equal to the product of (x) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in two or more parts, as applicable) (if payment of the Exercise Price were being made in cash) and (y) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”).

(iii) Notwithstanding the foregoing, if at any time during the Exercise Period the Warrantholder has not exercised this Warrant in full as a result of there being insufficient Warrant Shares available for issuance or the lack of any required regulatory, corporate or other approval, the Expiration Time shall be extended until sixty (60) days after such date as the Warrantholder is able to acquire all of the vested Warrant Shares.

(iv) If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder shall be entitled to receive from the Company, upon request, a new warrant of like tenor in substantially identical form for the purchase of that number of Warrant Shares equal to the difference between the number of Warrant Shares and the number of Warrant Shares as to which this Warrant is so exercised.

(v) Notwithstanding any of the foregoing, the Warrantholder shall not exercise this Warrant or any new warrant as described in Section 3(iv) unless the total Exercise Price for the Warrant Shares thereby purchased is greater than or equal to $500,000 (measured, in the case of a Cashless Exercise, on the aggregate gross amount of Warrant Shares exercised and cancelled irrespective of the net number of Warrant Shares acquired by the Warrantholder as a result of such exercise); provided that the foregoing restriction shall not apply in the event that the total Exercise Price for all Warrant Shares available for purchase by the Warrantholder under this Warrant or any new warrant as described in Section 3(iv) is less than $500,000.

(vi) This Warrant, including with respect to its cancelation, is subject to the terms and conditions of the Transaction Agreement. Without affecting in any manner any prior exercise of this Warrant (or any Warrant Shares previously issued hereunder), if (a) the Transaction Agreement is terminated in accordance with Section 6.1 thereof or (b) the Warrantholder delivers to the Company a written, irrevocable commitment not to exercise this Warrant, the Company shall have no obligation to issue, and the Warrantholder shall have no right to acquire, the unvested portion of any Warrant Shares under this Warrant.

4. Issuance of Warrant Shares; Authorization; Listing.

(i) Certificates for the Warrant Shares issued upon exercise of this Warrant shall be issued on or before the third (3rd) Business Day following the date of exercise of this Warrant (the “Share Delivery Date”) in accordance with its terms in the name of the Warrantholder and shall be delivered to the Warrantholder. If the Warrant Shares issued upon any exercise are registered under the Securities Act, in lieu of issuing a physical share certificate, the Company’s transfer agent shall use the DTC Fast Automated Securities Transfer Program to credit such aggregate number of Warrant Shares to which the Warrantholder is entitled pursuant to such exercise to the Warrantholder’s or its designee’s balance account with DTC through its DWAC system. The Company shall be responsible for all fees and expenses of its transfer agent and all fees and expenses payable to DTC with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same-day processing.

(ii) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Warrantholder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Warrantholder’s delivery in full of the associated Exercise Price (or notice of Cashless Exercise).

(iii) The Company hereby represents and warrants that any Warrant Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be validly issued, fully paid and nonassessable and free of any liens or encumbrances (other than liens or encumbrances created by the Transaction Documents, transfer restrictions arising as a matter of applicable law or created by or at the direction of the Warrantholder or any of its Affiliates). The Warrant Shares so issued shall be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Warrant Shares may not be actually delivered on such date or credited to the Warrantholder’s DTC account, as the case may be. The Company shall at all times reserve and keep available, out of its authorized but unissued Warrant Shares, solely for the purpose of providing for the exercise of this Warrant, the aggregate Warrant Shares then issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at any such time).

(iv) The Company shall, at its sole expense, procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the principal stock exchange on which such same class of Equity Interests are then listed or traded, promptly after such Warrant Shares are eligible for listing thereon.

5. No Fractional Shares or Scrip. No fractional Warrant Shares or other Equity Interests or scrip representing fractional Warrant Shares or other Equity Interests shall be issued upon any exercise of this Warrant. In lieu of any fractional share to which a Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Ordinary Shares or such other Equity Interests on the last Trading Day preceding the date of exercise less the Exercise Price for such fractional share.

6. No Rights as Stockholders; Transfer Books. Without limiting in any respect the provisions of the Transaction Agreement and except as otherwise provided by the terms of this Warrant, this Warrant does not entitle the Warrantholder to (i) receive dividends or other distributions, (ii) consent to any action of the stockholders of the Company, (iii) receive notice of or vote at any meeting of the stockholders, (iv) receive notice of any other proceedings of the Company or (v) exercise any other rights whatsoever, in any such case, as a stockholder of the Company prior to the date of exercise hereof.

7. Charges, Taxes and Expenses.

(i) Issuance of this Warrant and certificates for Warrant Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith) or other incidental expense (other than with respect to any income tax or capital gains tax payable by the Warrantholder or required by law to be withheld by the Company as set forth below) in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

(ii) The Company will withhold all tax payments duly required under Israeli law upon the issuance or vesting of this Warrant or the issuance of certificates for Warrant Shares to the Warrantholder upon the exercise of this Warrant and pay such tax to the Israeli Tax Authority (the “ITA”) for the account of the Warrantholder; provided that the Company will not withhold any tax if, prior to the issuance or vesting of this Warrant or the issuance of certificates for Warrant Shares, the Warrantholder provides the Company with either (a)(1) a valid and executed declaration, in the form attached hereto as Exhibit A, regarding its non-Israeli residence; and (2) a confirmation that the tax opinion provided by Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. (“GKH”) in connection with this Warrant remains valid and correct as of the time of the issuance, vesting or exercise of the Warrant; or (b) an exemption certificate from the ITA allowing the Company to completely avoid such withholding, in a form reasonably satisfactory to the Company’s advisors. If the Warrantholder provides the document described under clause (a) above, but not the exemption certificate described in clause (b) above, then the Warrantholder will indemnify and hold harmless the Company, and if applicable, its directors and officers, from and against, and pay and reimburse the Company for, any liability (including any penalties, the Israeli consumer price index or interest to be accrued thereon, or any reasonable attorney fees and related expenses) arising as a result of the failure of the Company to withhold Israeli tax upon the issuance or vesting of this Warrant or the issuance of certificates for Warrant Shares to the Warrantholder upon the exercise of this Warrant, to the extent such tax is requested by the ITA (the “Tax Audit”). The Company shall: (I) provide written notice to the Warrantholder as soon as practicable of any actual or threatened Tax Audit; (II) allow the Warrantholder to assume sole control of the defense of any such Tax Audit, provided, however, that counsel for the Warrantholder who shall conduct such defense shall be approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed); provided further, that if such counsel is GKH, approval of the Company will not be required; (III) provide the Warrantholder with such information and cooperation as it may reasonably require in connection with such Tax Audit; and (IV) to the extent that at least five (5) Business Days prior to the payment date pursuant to the Tax Audit the Warrantholder provides the Company with a certificate confirming filing of an appeal with the ITA or the respective court, as the case may be, not make any admission of liability or commit the Warrantholder to the payment of any sums in settlement or otherwise in connection with such Tax Audit. Failure by the Company to comply with clauses (I)–(IV) of the preceding sentence will not release the Warrantholder from any of its obligations under this Section 7(ii), except to the extent the Warrantholder is materially prejudiced by such failure.

(iii) In the event that the Warrantholder chooses to assume sole control of the defense of any such Tax Audit pursuant to Section 7(ii)(II) above, then: (a) the Warrantholder shall so notify the Company in writing within 10 days after receipt of written notice from the Company of the Tax Audit in accordance with Section 7(ii)(I) above that the Warrantholder will take upon itself the defense against the Tax Audit pursuant to this Section 7(iii), (b) the Warrantholder will conduct such defense at its own expense and will pay any payments resulting from such defense; (c) the Warrantholder shall duly file an appeal with the ITA or respective court as the case may be; (d) the Warrantholder will conduct such defense actively and shall keep the Company reasonably informed of the process and the appeal status; and (e) will not be allowed to affect any settlements that may have any effect on the Company unless previously consented to in writing by the Company, which consent shall not be unreasonably withheld.

(iv) For the avoidance of doubt, if the Warrantholder assumes the defense of a Tax Audit, any payment due as a result of a settlement with the ITA, final assessment issued by the ITA or a final court’s decision, will be timely paid by the Warrantholder under the Company’s Israeli tax deduction file.

(v) This indemnity shall remain in force for a period of five (5) years from the later of: (a) the last vesting date or exercise date of this Warrant; (b) or if the Warrantholder assumes defense of a Tax Audit, until the later of: a settlement with the ITA is reached or a final assessment is issued by the ITA or a final non-appealable decision of a court of competent jurisdiction is provided and the Warrantholder has paid in full the payments due according to such settlement, final assessment or court decision and then for an additional 6 months therefrom; and shall thereafter terminate immediately with no further action required. This indemnity undertaking shall be assignable to any successor of the Company.

(vi) Indemnification under this section shall be paid in cash within seven days of request by the Company in writing, which request shall set forth the amounts paid by the Company in connection with such indemnification requested.

8. Transfer/Assignment.

(i) This Warrant and the Warrant Shares may be transferred only in accordance with the terms of the Transaction Agreement. Subject to compliance with the first sentence of this Section 8(i) and the legend as set forth on the cover page of this Warrant and the terms of the Transaction Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by a duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the Designated Company Office. If the transferring holder does not transfer the entirety of its rights to purchase all Warrant Shares hereunder, such holder shall be entitled to receive from the Company a new Warrant in substantially identical form for the purchase of that number of Warrant Shares as to which the right to purchase was not transferred. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrant pursuant to this Section 8 shall be paid by the Company, other than the costs and expenses of counsel or any other advisor to the Warrantholder and its transferee.

(ii) If and for so long as required by the Transaction Agreement, this Warrant Certificate shall contain a legend as set forth in Section 4.2 of the Transaction Agreement.

9. Exchange and Registry of Warrant. This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor, and representing the right to purchase the same aggregate number of Warrant Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the Designated Company Office, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. Loss, Theft, Destruction or Mutilation of Warrant. (a) In the case of loss, theft or total destruction of this Warrant, upon receipt by the Company of reasonable attestation from the Warrantholder of such loss, theft or destruction, or (b) in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and represent the right to purchase the same aggregate number of Warrant Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11. Non-Business Day Extension. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12. Adjustments and Other Rights. The Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication.

(i) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on its Ordinary Shares in additional Ordinary Shares, (b) split, subdivide or reclassify the outstanding Ordinary Shares into a greater number of shares or (c) combine or reclassify the outstanding Ordinary Shares into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of Ordinary Shares that such holder would have owned or been entitled to receive in respect of the Ordinary Shares subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time). In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of this Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time).

(ii) Distributions. If the Company, at any time while this Warrant is outstanding, declares or makes any dividend or distributes to holders of Ordinary Shares (and not to the Warrantholder) evidence of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (collectively, a “Distribution”), then the Warrantholder will be entitled to participate in such Distribution to the same extent that the Warrantholder would have participated therein if the Warrantholder had held the number of Ordinary Shares acquirable upon exercise of this Warrant solely to the extent exercisable immediately before the date as of which a record is taken for such Distribution, or if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution.

(iii) Repurchases. If the Company shall at any time or from time to time effect Repurchases, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the first purchase of Equity Interests comprising such Repurchases by a fraction of which the numerator shall be (a) the product of (1) the number of Ordinary Shares outstanding immediately prior to the first purchase of Equity Interests comprising such Repurchases and (2) the Market Price per Ordinary Share on the Trading Day immediately preceding the first public announcement by the Company of the intent to effect such Repurchases, minus (b) the Assumed Payment Amount, and of which the denominator shall be the product of (X) the number of Ordinary Shares outstanding immediately prior to the first purchase of Equity Interests comprising such Repurchases minus the number of Ordinary Shares so repurchased and (Y) the Market Price per Ordinary Share on the Trading Day immediately preceding the first public announcement by the Company of the intent to effect such Repurchases. In such event, the number of Warrant Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by multiplying such number of Warrant Shares by the quotient of (A) the Exercise Price in effect immediately prior to the first purchase of Equity Interests comprising such Repurchases divided by (B) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(iii). For purposes of the foregoing, the “Assumed Payment Amount” with respect to any Repurchases shall mean the aggregate Market Price (in the case of securities) and/or Fair Market Value (in the case of cash and/or any other property), as applicable, as of such Repurchases, of the aggregate consideration paid to effect such Repurchases.

(iv) Acquisition Transactions. In case of any Acquisition Transaction or reclassification of Ordinary Shares (other than a reclassification of Ordinary Shares subject to adjustment pursuant to Section 12(i)), notwithstanding anything to the contrary contained herein, (a) the Company shall notify the Warrantholder in writing of such Acquisition Transaction or reclassification as promptly as practicable (but in no event later than ten (10) Business Days prior to the effectiveness thereof), (b) the Warrant Shares shall immediately vest fully and become non-forfeitable, and subject to clause (c) below, become immediately exercisable upon consummation of such Acquisition Transaction or reclassification and (c) solely in the event of an Acquisition Transaction that is a Business Combination or a reclassification, the Warrantholder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Ordinary Shares issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Ordinary Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property that the Warrantholder shall receive upon exercise of this Warrant. The Company, or the Person or Persons formed by the applicable Business Combination or reclassification, or that acquire(s) the applicable Ordinary Shares, as the case may be, shall make lawful provisions to establish such rights and to provide for such adjustments that, for events from and after such Business Combination or reclassification, shall be as nearly equivalent as possible to the rights and adjustments provided for herein, and the Company shall not be a party to or permit any such Business Combination or reclassification to occur unless such provisions are made as a part of the terms thereof.

(v) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of an Ordinary Share, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-tenth (1/10th) of an Ordinary Share, or more.

(vi) Timing of Issuance of Additional Securities upon Certain Adjustments. In any case in which (a) the provisions of this Section 12 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (b) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event (i) issuing to such Warrantholder the incrementally additional Ordinary Shares or other property issuable upon such exercise by reason of the Subject Adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional Ordinary Share; provided, however, that the Company upon request shall promptly deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares (or other property, as applicable), and such cash, upon the consummation of such event.

(vii) Statement regarding Adjustments. Whenever the Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Company shall promptly prepare a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment, and cause a copy of such statement to be delivered to the Warrantholder as promptly as practicable after the event giving rise to the adjustment.

(viii) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall provide written notice to the Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property that shall be deliverable upon exercise of this Warrant. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed. In case of all other actions, such notice shall be given at least ten (10) days prior to the taking of such proposed action unless the Company reasonably determines in good faith that, given the nature of such action, the provision of such notice at least ten (10) days in advance is not reasonably practicable from a timing perspective, in which case such notice shall be given as far in advance prior to the taking of such proposed action as is reasonably practicable from a timing perspective.

(ix) Adjustment Rules. Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur. If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Ordinary Shares, then such adjustment in the Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Ordinary Shares.

(x) No Impairment. The Company shall not, by amendment of its certificate of incorporation, bylaws or any other organizational document, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. In furtherance and not in limitation of the foregoing, the Company shall not take or permit to be taken any action that would (a) increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect or (b) entitle the Warrantholder to an adjustment under this Section 12 if the total number of Ordinary Shares issuable after such action upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time), together with all Ordinary Shares then outstanding and all Ordinary Shares then issuable upon the exercise in full of any and all outstanding Equity Interests (disregarding whether or not any such Equity Interests are exercisable by their terms at such time) would exceed the total number of Ordinary Shares then authorized by its certificate of incorporation.

(xi) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action that would require an adjustment pursuant to this Section 12, the Company shall promptly take any and all action that may be necessary, including obtaining regulatory or other governmental, The NASDAQ Global Select Market or other applicable securities exchange, corporate or shareholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Ordinary Shares, or all other securities or other property, that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.

13. Mandatory Exercise upon Change of Control. Notwithstanding anything to the contrary contained herein, in the event of the consummation prior to the Expiration Time of a Business Combination where all outstanding Ordinary Shares are exchanged solely for cash consideration, the Company shall have the right (a) if the consideration per Ordinary Share to be received by the holders of Ordinary Shares in such Business Combination is greater than the Exercise Price, to cause the Warrantholder to exercise this Warrant with respect to all Warrant Shares as of the consummation of such Business Combination and (b) if the consideration per Ordinary Share to be received by the holders of Ordinary Shares in such Business Combination is less than or equal to the Exercise Price, to cause this Warrant to be automatically and immediately cancelled and terminated as of the consummation of such Business Combination with respect to all Warrant Shares; provided that the Company must give written notice to the Warrantholder at least ten (10) Business Days prior to the date of consummation of such qualifying Business Combination, which notice shall specify the expected date on which such qualifying Business Combination is to take place and set forth the facts with respect thereto as shall be reasonably necessary to indicate the amount of cash deliverable upon exercise of this Warrant and to each outstanding Ordinary Share; provided, further, that the Company may only cause this Warrant to be exercised or cancelled, as applicable, concurrently with the consummation of such qualifying Business Combination and the Warrantholder shall be entitled to receive the cash consideration as determined pursuant to Section 12(iv). If the Warrantholder is required to exercise this Warrant pursuant to this Section 13, the Warrantholder shall notify the Company within five (5) Business Days after receiving the Company’s written notice described above in this Section 13 whether it is electing to exercise this Warrant through a Cash Exercise or a Cashless Exercise. If the Warrantholder (i) does not provide such notice within five (5) Business Days after receiving the Company’s written notice described above in this Section 13, or (ii) elects a Cash Exercise but does not pay the applicable Exercise Price for the Warrant Shares thereby purchased to the Company upon the consummation of such qualifying Business Combination, then, in either such case, the Company shall effect the exercise of this Warrant through a Cashless Exercise.

14. Beneficial Ownership Limitation. Notwithstanding anything in this Warrant to the contrary: (i) the Company will not honor any exercise of this Warrant, and the Warrantholder will not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on the applicable Notice of Exercise, the Warrantholder (or any of its Affiliates and other persons whose beneficial ownership of the relevant securities would be aggregated with the Warrantholder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would beneficially own in excess of 4.999% of any class of voting equity securities subject to the Exchange Act, calculated in accordance with Section 13(d) of the Exchange Act and the related rules and regulations and after giving effect to the exercise of this Warrant; (ii) none of the limitations of clause (i) will be taken into account when determining the amount of securities or other noncash property subject to the assumed Warrant or the amount of cash the Warrantholder is entitled to receive in the event of an Acquisition Transaction; (iii) the provisions of this sentence should be construed and implemented in a manner otherwise than in strict conformity with the terms of this sentence to correct this sentence (or any portion hereof), which may be defective or inconsistent with the intended beneficial ownership limitation of clause (i), or make changes or supplements necessary or desirable to properly give effect to such limitation; and (iv) the limitations in clause (i) may be waived or amended by the Warrantholder, in its sole discretion, upon written notice to the Company, which waiver or amendment will not be effective until the 61st day after such notice is delivered by the Warrantholder to the Company; provided that in no event shall such waiver or amendment permit Warrantholder (or any of its Affiliates and other persons whose beneficial ownership of the relevant securities would be aggregated with the Warrantholder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) to beneficially own in excess of 9.999% of any class of voting equity securities of the Company subject to the Exchange Act, calculated in accordance with Section 13(d) of the Exchange Act and the related rules and regulations and after giving effect to the exercise of this Warrant.

15. Governing Law and Jurisdiction. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any choice or conflict-of-law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties (a) expressly submits to the personal jurisdiction and venue of the United States District Court for the Southern District of New York (“SDNY”) or, if the SDNY is unavailable, state court located in the borough of Manhattan, New York, in the event any dispute (whether in contract, tort or otherwise) arises out of this Warrant or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum, and (c) agrees that it shall not bring any claim, action or proceeding relating to this Warrant or the transactions contemplated hereby in any court other than courts referenced in, and in stipulated preference ranking of, the preceding clause (a). Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 18, such service to become effective ten (10) days after such mailing.

16. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

17. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

18. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and deemed to have been duly given (a) if sent by United Parcel Service, FedEx or DHL on an overnight basis, signature receipt required, two Business Days after mailing, (b) if sent by email, with a copy mailed on the same day (or next Business Day, if such day is not a Business Day) in the manner provided in clause (a) of this Section 18 when transmitted and receipt is confirmed or (c) if otherwise personally delivered, when delivered with signature receipt required. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Name:	Kornit Digital Ltd.
Address:	2 Ha`Amal Street, Afek Park, Rosh-Ha`Ayin 4809246, Israel
Fax:	+972 3 908 0280
Email:	Guy.Avidan@kornit.com
Attn:	Guy Avidan

with a copy to (which copy alone shall not constitute notice):

Name:	Meitar | Law Offices
Address:	16 Abba Hillel Silver Road, Ramat Gan 5250608, Israel

Fax:	+ 972 3 610 3688
Email:	Avivav@meitar.com
Attn:	Aviv Advidan-Shalit

and

Name:	White & Case LLP
Address:	1221 Avenue of the Americas, New York, NY 10020-1095
Fax	+1 212 354 8113
Email:	cdiamond@whitecase.com
Attn:	Colin Diamond

If to the Warrantholder, to:

Amazon.com NV Investment Holdings LLC
410 Terry Avenue North
Seattle, WA 98109-5210
Attn:	General Counsel
Fax:	(206) 266-7010

with a copy to (which copy alone shall not constitute notice):

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304
Attn:	Ed Batts, Esq.
Fax:	(650) 849-5092
Email:	ebatts@gibsondunn.com

19. Entire Agreement. This Warrant and the forms attached hereto, the Transaction Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

20. Specific Performance. The parties agree that failure of any party to perform its agreements and covenants under this Warrant, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Warrant to consummate the transactions contemplated by this Warrant, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations under this Warrant, this being in addition to any other remedies to which the parties are entitled at law or equity.

21. Limitation of Liability. No provision of this Warrant, in the absence of any affirmative action by the Warrantholder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Warrantholder, shall give rise to any liability of the Warrantholder for the purchase price of any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. The sole liability of the Warrantholder under this Warrant shall be the payment of the applicable aggregate Exercise Price if and when this Warrant is exercised pursuant to a Cash Exercise in part or in whole.

22. Interpretation. When a reference is made in this Warrant to “Sections” or “Annexes” such reference shall be to a Section of, or Annex to, this Warrant unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Warrant as a whole and not to any particular section or provision, unless the context requires otherwise. References to “parties” refer to the parties to this Warrant. The headings contained in this Warrant are for reference purposes only and not part of this Warrant. Whenever the word “include,” “includes” or “including” is used in this Warrant, it shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Warrant, as this Warrant is the product of negotiation between sophisticated parties advised by counsel. Any reference to a wholly owned subsidiary of a Person shall mean such subsidiary is directly or indirectly wholly owned by such Person. All references to “$” or “dollars” mean the lawful currency of the United States of America, and all references to “NIS” mean the lawful currency of the State of Israel. Except as expressly stated in this Warrant, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation shall include any successor to the section.

23. Book Entry. The Company shall cause its transfer agent to maintain its books and records for any Warrant Shares and shall cause its transfer agent or shall itself maintain its books and records for the Warrants and, in each case, any reissuances thereof, in book-entry form only, unless Warrantholder and/or an authorized transferee requests the physical issuance of an applicable security.  The Company shall be responsible for all fees and expenses of its transfer agent with respect to maintaining the Warrant Shares and, if applicable, the Warrant, in book-entry form.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated: September 14, 2020

KORNIT DIGITAL LTD.

By:	/s/ Guy Avidan
Name: Guy Avidan
Title: Chief Financial Officer

Acknowledged and Agreed

AMAZON.COM NV INVESTMENT HOLDINGS LLC

By:	/s/ Torben Severson
	Name:	Torben Severson
	Title:	Authorized Signatory

Annex A

[Form of Notice of Vesting Event]
Date:

TO: Amazon.com, Inc.

RE: Notice of Vesting Event

Reference is made to that certain Warrant to Purchase Ordinary Shares, dated as of September 14, 2020 (the “Warrant”), issued to Amazon.com NV Investment Holdings LLC representing a warrant to purchase 3,401,028 Ordinary Shares of Kornit Digital Ltd. (the “Company”). Capitalized terms used herein without definition are used as defined in the Warrant.

The undersigned hereby delivers notice to you that a Vesting Event has occurred under the terms of the Warrant.

A.	Vesting Event. The following Vesting Event has occurred on or around __________________, 202__:

_____	[***].

B.	Vested Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested under the terms of the Warrant is:

____________________________

C.	Exercised Warrant Shares. The aggregate number of Warrant Shares issuable upon exercise of the Warrant that have been exercised as of the date hereof is:

____________________________

D.	Purchase Price of Exercised Warrant Shares. The aggregate purchase price of the Warrant Shares that have been exercised as of the date hereof is:

____________________________

E.	Unexercised Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested but remain unexercised under the Warrant is:

____________________________

KORNIT DIGITAL LTD.

By:
Name:
Title:

Annex B

[Form of Notice of Exercise]
Date:

TO: Kornit Digital Ltd.

RE: Election to Purchase Ordinary Shares

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of Ordinary Shares set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such Ordinary Shares. A new warrant evidencing the remaining Ordinary Shares covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Warrantholder. Capitalized terms used herein without their definitions are used as defined in the Warrant.

Number of Ordinary Shares with respect to which the Warrant is being exercised (including shares to be withheld as payment of the Exercise Price pursuant to Section 3(ii)(b)(ii) of the Warrant, if any):

Method of Payment of Exercise Price (note if Cashless Exercise pursuant to Section 3(ii)(b)(ii) of the Warrant or Cash Exercise pursuant to Section 3(ii)(b)(i) of the Warrant):

Aggregate Exercise Price: _______________________________

Holder:

By:

Name:

Title:

Exhibit A
Form of Non-Israeli Resident Declaration